David G. LeGrand, Attorney at Law

Tel. (702) 218-6736

Email: david@legrandlegal.com 3900 South Hualapai Way, Suite 128 Las Vegas, NV 89148 david@legrandlegal.com

OCTOBER 5, 2020

Securities and Exchange Commission

Re: Regulation A Offering of 3,750,000 Class B Common Shares (the " Shares") Zummo Flight Technologies, Inc. ("Zummo")

Ladies and Gentlemen:

We have been requested and authorized by the Zummo to render this opm10n m connection with its issuance of securities consisting of Class B Common shares.

In order to render this opinion, we have also reviewed the following documents (the "Reviewed Documents"):

1.	Zummo's Certificate of Incorporation filed with the Arizona Corporation's Commission as instrument number ACC 19313090 on 06/06/2014, as certified on October 5, 2020.
2.	Certificate of Good Standing for Zummo from the Arizona Corporation Commission dated October 5, 2020.
3.	Zummo Board resolution authorizing the issuance of and sale of the Shares.

4.	The Bylaws of Zummo.

Except for our review of the Reviewed Documents, we have not undertaken any independent examination of any fact or contract, agreement or other instrument that may have been executed by or may be binding on the Zummo, nor have we conducted any searches of public records other than as expressly set forth herein. As to matters wherein our opinion is stated to be " to our knowledge", "actual knowledge" or words of similar import, such knowledge does not include constructive knowledge or any information that we might have gained had we conducted further investigation.

Whenever a statement herein is qualified by the phrase "to our knowledge" or "known to us" or a similar phrase, we have, with your consent, advised you concerning only the current actual knowledge of the facts in the possession of those attorneys who are currently members of or associated with this firm and who have performed legal services on behalf of the Zummo, and which knowledge we have recognized as being pertinent to the matters set forth herein.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all company records, documents, instruments and certificates submitted to us as originals and the conformity with the original company records, documents, instruments and certificates of all such records, documents , instruments and certificates submitted to me as copies. I have assumed that the Reviewed Documents were not executed or delivered under fraud, duress or mistake; provided, however, I am not aware of any facts which would cause us to believe such assumption to be incorrect; and that any photostatic copies or facsimiles of organizational documents provided to us were properly and timely filed with the governing jurisdiction.

Based on the foregoing and subject to the limitations, assumptions and exceptions expressed below, it is my opinion that:

Based on the foregoing, and qualified in the manner and to the extent set forth in this letter, I am of the opinion that:

1.                  Zummo is a corporation validly existing and, based solely on the Certificate of Good Standing of Zummo, in good standing under the laws of the State of Arizona and qualified to transact business and in good standing under the laws of the State of Arizona.

2.                  The Shares have been duly authorized by all necessary action on the part of Zummo.

3.	The Shares when issued for consideration shall be fully paid and non-assessable.

4.                  The opinions expressed herein are based upon the applicable laws, rules and regulations in effect and the facts in existence as of the date of this letter. In delivering this letter to you, we assume no obligation, and I advise you that I shall make no effort, to update the opinions set forth herein, to conduct any inquiry into the continued accuracy of such opinions, or to apprise any addressee hereof or their respective counsel or their respective assignees of any facts, matters , transactions, events or occurrences taking place, and of which I may acquire knowledge , after the date of this letter, or of any change in any applicable laws or facts occurring after the date of this letter, which may affect the opinions set forth herein. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions herein.

Very Truly Yours,

s/David LeGrand, Esq,

David Le Grand, Esq.

NV Bar #7419